Exhibit 3.1

THE MACERICH COMPANY

ARTICLES OF AMENDMENT

The Macerich Company, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting the first two sentences of Article FIFTH, subsection (a) in their entirety and inserting the following in lieu thereof:

“The Corporation has authority to issue 575,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), 15,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), and 60,000,000 shares of Excess Stock, par value $0.01 per share (“Excess Stock”). The aggregate par value of all authorized shares of stock having par value is $5,750,000. ”

SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: Immediately prior to the above amendment, the Corporation had authority to issue 325,000,000 shares of stock, consisting of 250,000,000 shares of Common Stock, 15,000,000 shares of Preferred Stock (of which 1,961,345 shares were classified and designated as Series D Cumulative Convertible Preferred Stock) and 60,000,000 shares of Excess Stock. The aggregate par value of all authorized shares of all classes of stock having par value was $3,250,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 575,000,000, consisting of 500,000,000 shares of Common Stock, 15,000,000 shares of Preferred Stock (of which 1,961,345 shares are classified and designated as Series D Cumulative Convertible Preferred Stock) and 60,000,000 shares of Preferred Stock. The aggregate par value of all authorized shares of all classes of stock having par value is $5,750,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the charter.

SIXTH: These Articles of Amendment shall become effective at 4:00 p.m., Eastern Time, on June 4, 2021.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary as of the 4th day of June, 2021.

ATTEST:	THE MACERICH COMPANY

/s/ Ann C. Menard	By:	/s/ Thomas E. O’Hern
Ann C. Menard		Thomas E. O’Hern
Secretary		Chief Executive Officer